MERRY-GO-ROUND ENTERPRISES, INC.
                                3300 FASHION WAY
                             JOPPA, MARYLAND 21085
                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 11, 1995
                              -------------------

    The Annual Meeting of Stockholders of Merry-Go-Round Enterprises, Inc. will be held at 10:00 a.m. on October 11, 1995, at the Company's corporate offices, 3300 Fashion Way, Joppa, Maryland 21085 for the following purposes:

        1. To elect seven directors to hold office for the ensuing year and until their successors are elected and qualify.

        2. To approve the appointment of KPMG Peat Marwick as independent auditors of the Company for the fiscal year ending January 27, 1996.

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Stockholders of record at the close of business on August 23, 1995 are entitled to notice of and to vote at the meeting.

    All stockholders are cordially invited to attend the meeting in person. Those who cannot attend are urged to promptly sign, date and mail the enclosed proxy in the envelope provided for that purpose. Returning your proxy does not deprive you of your right to attend the meeting and vote your shares in person.

                                          By Order of the Board of Directors
                                          ISAAC KAUFMAN
                                          Secretary

September 20, 1995

                        MERRY-GO-ROUND ENTERPRISES, INC.
                                3300 FASHION WAY
                             JOPPA, MARYLAND 21085
                              -------------------
                                PROXY STATEMENT
                              -------------------

    This Proxy Statement is furnished in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Stockholders to be held at 10:00 a.m. on October 11, 1995 at the Company's corporate offices, 3300 Fashion Way, Joppa, Maryland and at any adjournment thereof. This Proxy Statement was first mailed or given to stockholders on September 20, 1995.

    Solicitation of proxies may be made by mail, personal interview, telephone and telegraph by officers and employees of the Company. Expenses for such solicitation will be borne by the Company. In addition, the Company has retained Hill and Knowlton, Inc., at a cost not to exceed $7,000, plus expenses, to aid in the solicitation of proxies. Brokers and others will be reimbursed for their reasonable expenses in forwarding the proxy material to their customers which have beneficial interests in stock of the Company registered in the name of nominees.

    Any proxy may be revoked by a stockholder at any time prior to its use by execution of another proxy bearing a later date, by written notice to the Secretary of the Company at the address set forth above or by oral or written statement at the meeting. Shares represented by any proxy properly executed and received prior to the meeting will be voted at the meeting in accordance with the proxy or, if the proxy does not specify, in accordance with the recommendation of the Board of Directors.

    Stockholders of record at the close of business on August 23, 1995 are entitled to notice of and to vote at the meeting. On the record date the Company had 53,931,008 shares of Common Stock outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote. There is no provision for cumulative voting.

    The directors and executive officers of the Company own beneficially and have sole or shared power to vote at the meeting 5,266,463 shares or 9.77% of the Company's outstanding Common Stock. It is anticipated that these shares will be voted in accordance with the recommendation of management on each matter described in the accompanying notice. For more detailed information as to ownership of the Company's Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

    The number of shares set forth in this Proxy Statement is adjusted to reflect all previous stock splits and dividends.

                             ELECTION OF DIRECTORS

    The Board of Directors has proposed seven directors presently in office as nominees for election as directors to serve for the coming year and until their successors are elected and qualify. Shares represented by proxies will be voted for the election of the nominees named below unless authority to do so is withheld. Management has no reason to believe that any nominee will be unable to serve if elected. If any nominee should be unable to serve, the shares represented by a proxy may be voted for a substitute nominee to be designated by management.

       NAME AND AGE                     OTHER POSITION WITH THE COMPANY               DIRECTOR
      ON RECORD DATE                   OR DIRECTOR'S PRINCIPAL OCCUPATION              SINCE
---------------------------  ------------------------------------------------------   --------
Stephen Wertheimer (44)....  Chairman of the Board; Private investor                    1995
Richard P. Crystal (50)....  President and Chief Executive Officer                      1995
Raymond F. Altman (54).....  Attorney with the law firm of Freishtat and Sandler        1991
Alan E. Berkowitz (55).....  Certified Public Accountant with the firm of Alan E.
                               Berkowitz and Associates CPAs Chartered                  1991
Isaac Kaufman (48).........  Executive Vice President, Chief Financial Officer,
                               Secretary and Treasurer                                  1991
Joseph Nusim (59)..........  Chairman of the Board, Chief Executive Officer and
                               President, Channel Home Centers, Inc.                    1995
Charles A. Yamarone (36)...  Executive Vice President and Research Director of
                             Libra Investments, Inc.                                    1995

    Mr. Wertheimer has been a private investor since 1991. From 1988 to 1991 he was Managing Director, Group Head of Investment Banking--Asia for Paine Webber. Mr. Wertheimer is also a director of Greenwich Fine Arts, Inc., AMS, Inc. and Orion Pictures Corporation. Mr. Wertheimer was recommended for election to the Board by the official committee of equity security holders appointed by the Bankruptcy Court in connection with the Chapter 11 proceedings. He was named Chairman of the Board of the Directors of the Company in July 1995.

    Mr. Crystal was elected President and Chief Executive Officer in July 1995, in connection with the resignation of the former Chief Executive Officer and President. Prior to joining the Company, he had served as the Chairman and Chief Executive Officer of Macy Product Development, responsible for private label product development, and Macy Specialty Stores, which operated Aeropostale and Charter Club specialty retail stores, both divisions of Federal Department Stores, Inc. Mr. Crystal had been President of Macy Specialty Stores since prior to 1990.

    Mr. Altman has been a partner with the law firm Freishtat and Sandler for more than five years.

    Mr. Berkowitz has been Chief Executive Officer of Alan E. Berkowitz and Associates CPAs Chartered for more than five years. He is a certified public accountant and an attorney. He also serves on the Board of Directors of Eastern Savings Bank, FSB.

    Mr. Kaufman has been employed by the Company since 1973. He was elected Executive Vice President in April 1991. He has served as Chief Financial Officer and Treasurer since 1983 and as Secretary since 1980. He was Senior Vice President from 1983 to April 1991. He is a certified public accountant. He is also a director of Trans World Entertainment Corp., a retailer of prerecorded music and videos.

    Mr. Nusim has been Chairman of the Board, Chief Executive Officer and President of Channel Home Centers, Inc., a home center chain, since prior to 1990. He is also a director of Roses Stores, Inc., a chain of retail stores. Mr. Nusim was recommended for election to the Board by certain unsecured creditors of the Company.

    Mr. Yamarone has been Executive Vice President and Research Director of Libra Investments, Inc., an institutional broker-dealer, since 1994. From 1991 to 1994 he was Senior Vice President and General Counsel of Libra Investments, Inc. From 1990 to 1991 he was Senior Vice President--Legal and Secretary of Columbia Savings. Mr. Yamarone is also a director of Bally's Grand, Inc. and Continental Airlines, Inc. Mr. Yamarone was recommended for election to the Board by certain unsecured creditors of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE FOR DIRECTOR.

    Messrs. Yamarone and Berkowitz currently serve as the Audit Committee of the Board of Directors. The Audit Committee recommends independent auditors for appointment by the Board and reviews the scope of services and reports of the Company's independent auditors. The Audit Committee, which comprised other members in fiscal 1995, met one time during the fiscal year ended January 28, 1995.

    The Compensation Committee, which currently consists of Messrs. Wertheimer and Altman, administers the 1989 Long-Term Incentive Plan and reviews proposed compensation arrangements for members of senior management. The Compensation Committee, comprising other members in fiscal 1995, met once during the fiscal year ended January 28, 1995.

    In fiscal 1995, 25 meetings of the Board of Directors were held. Each director attended more than 75% of the aggregate of the number of meetings in fiscal 1995 of the Board of Directors and committees on which he served. The Board does not have a standing nominating committee.

    In fiscal 1995, the directors of the Company who were not officers each received $14,000 annually, an additional $1,000 for serving as a committee chairman, plus $1,000 per board meeting and $750 per committee meeting (one half of such amounts in the case of telephone meetings). These compensation arrangements are continuing in fiscal 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

    Messrs. Berkowitz, Altman and Robert Bank, a former director, served as the Compensation Committee of the Board of Directors during the 1995 fiscal year. In fiscal 1995, the Company was billed approximately $135,000 and $200,000, respectively, by Freishtat and Sandler, with which Mr. Altman is associated, and by Alan E. Berkowitz & Associates CPAs Chartered, with which Mr. Berkowitz is associated, respectively, for services rendered during fiscal 1995. In fiscal 1996, the Company expects to continue to obtain services from these firms.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

    During fiscal 1995, the Company began its Chapter 11 reorganization proceedings. The Board of Directors was aware of the need to retain certain key personnel through these proceedings and to focus their efforts on managing the Company. Compensation and benefits paid or payable to these officers were adjusted accordingly. During the course of the year it was also determined that it would be in the best interest of the Company to make certain management changes. In order to attract qualified executives, the Company entered into employment agreements with persons selected to fill posts in top management. In the last fiscal year, the Company entered into contracts with Meridian Ventures, Inc. for the services of Thomas Shull as Chief Executive Officer and James Kenney as President and Chief Operating Officer, and with Frank Tworecke and Louis Spagna. See "--Chief Executive Officer's Fiscal 1995 Compensation" and "Employment Arrangements" below. As part of the management transition, the Company entered into severance arrangements with certain former officers. All of these agreements and arrangements were approved by the Bankruptcy Court.

    During the course of the last fiscal year, the Committee consulted with nationally-recognized compensation consultants in making certain compensation decisions. In addition, while the Company is subject to the jurisdiction of the Bankruptcy Court, all increases in the rate of compensation payable to executive officers are subject to review and approval by the Bankruptcy Court.

  Annual Cash Compensation

    The Compensation Committee believes that it is necessary to pay salaries that are competitive within the industry and geographic region and reflect the risk associated with working for a company in Chapter 11, in order to attract and retain the types of executives needed to manage the business through the reorganization. The Committee used retail industry and other compensation surveys, comparisons to practices at other retail companies, the Committee members' knowledge of and experience in the retail industry, and information from the Company's compensation consultants regarding compensation paid by companies in Chapter 11. The Committee considers compensation paid by other retail companies, including, but not limited to, those comprising the Company's Peer Group reflected in the Stock Performance Graph below. The Compensation Committee believes that the employment market for its officers includes a broader range of companies than is relevant for purposes of comparing stock performance and must take into account the Company's status as a Chapter 11 debtor.

    In light of the Company's disappointing results of operations during fiscal 1995, cash bonuses were paid to executive officers only to the extent required by the terms of existing employment agreements or for exceptional contribution in connection with the reorganization. The bonuses paid for performance in fiscal 1995 are reflected in the Summary Compensation Table shown below. The Company's employment agreements with Messrs. Tworecke and Spagna set forth a minimum salary and cash bonus for fiscal year 1995. See "Employment Arrangements" below.

  Other Compensation

    The Committee has from time to time issued stock options and shares of restricted stock pursuant to the 1989 Long-Term Incentive Plan ("LTIP"). No grants of options or restricted stock were made to executive officers in fiscal 1995, other than options granted to two officers pursuant to their respective employment agreements with the Company. See "Employment Arrangements" below.

    The Company maintains a Thrift and Savings Plan pursuant to which employees, including executive officers, may make pre-tax contributions pursuant to Section 401(k) of the Internal Revenue Code and the Company makes certain matching contributions.

    The Company's unfunded deferred compensation plan permits each of its executive officers to defer receipt of a portion of his annual bonus, if any. The Company will match the amount of each executive officer's deferred bonus up to the difference between 5% of the participant's annual salary and any bonus and the matching contribution made by the Company to the Thrift and Savings Plan for the executive officer's account. The balance of each participant in the plan currently represents a claim against the Company. The Company obtained an order from the Bankruptcy Court authorizing it to make current payments to former officers as required by the plan. Any balance not permitted to be paid by the court order will continue to represent an unsecured claim against the Company and may be paid in the future pursuant to an approved and confirmed plan of reorganization.

  Chief Executive Officers' Fiscal 1995 Compensation

    Mr. Weinglass' salary for fiscal 1995 was set by the Committee, based upon his experience in the retail industry, long tenure with, and past successes on behalf of the Company. As a result of the poor operating results of the Company in fiscal 1995, Mr. Weinglass was not paid a bonus for fiscal 1995 and was not awarded stock options or shares of restricted stock under the LTIP.

    Thomas Shull became the Chief Executive Officer of the Company in November 1994, in connection with the Company's retention of Meridian Ventures Inc. ("Meridian"), a turnaround and venture management firm. Mr. Shull received compensation for his services during fiscal 1995 pursuant to a Management Agreement between the Company and Meridian, the terms of which were negotiated with the Board of Directors and which received the approval of the Bankruptcy Court. See "Employment Arrangements" below.

                                          ALAN E. BERKOWITZ
                                          RAYMOND F. ALTMAN

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning compensation paid by the Company to the two individuals who served as Chief Executive Officer during fiscal 1995, each of the four most highly compensated executive officers of the Company (based on salary and bonus), other than the Chief Executive Officers, who were serving as executive officers as of the end of fiscal 1995, and two executive officers whose actual compensation, but for their departure, would have placed them among the four most highly compensated executive officers excluding the Chief Executive Officers (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries during the three fiscal years ended January 28, 1995.

                                                    ANNUAL COMPENSATION                 LONG-TERM COMPENSATION AWARDS
                                           --------------------------------------   --------------------------------------
                                                                       OTHER        RESTRICTED
                                  FISCAL                              ANNUAL          STOCK      OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR    SALARY(1)   BONUS(1)   COMPENSATION(2)    AWARD(3)      (#)     COMPENSATION(4)
--------------------------------  ------   ---------   --------   ---------------   ----------   -------   ---------------
Leonard Weinglass (5)              1995    $ 261,373   $  0           $0               0            0          $0
 Chairman and Chief Executive      1994      150,780      0            0               0            0           0
 Officer                           1993      150,780      0            0               0            0           0
Thomas C. Shull (6)                1995       --          --          --              --           --          --
 Chairman and Chief Executive      1994
 Officer                           1993
Michael D. Sullivan (7)            1995      329,207      0           --               0            0           42,333
 President                         1994      415,780      0           --               0          75,000        42,757
                                   1993      401,530    250,000       --               0            0           46,934
James Kenney (6)                   1995       --          --          --              --           --          --
 President and Chief Operating     1994
 Officer                           1993
Isaac Kaufman                      1995      225,780     50,000       --               0            0           22,255
 Executive Vice President, Chief   1994      192,780    100,000       --               0          50,000        23,570
 Financial Officer Secretary and   1993      196,498    145,000       --               0            0           25,448
 Treasurer
Ken Rodriguez (7)                  1995      162,965      0           --               0            0           21,744
 Cignal Division President         1994      177,780     50,000       --               0          40,000        21,706
                                   1993      171,530    110,000       --               0            0           24,049
Frank Tworecke (8)                 1995      162,500     40,000        56,472          0         200,000        0
 Merry-Go-Round/Cignal Division    1994
 President                         1993
Louis Spagna (8)                   1995      183,333     55,000        52,639          0         200,000        0
 Menz Division President           1994
                                   1993
Jeffrey Austin (8)                 1995      112,500     45,000       --               0           5,000        0
 Senior Vice President--Human      1994
 Resources                         1993

------------
(1) Includes amounts deferred by the officer under the Thrift and Savings Plan and Executive Deferred Compensation Plan.

(2) In accordance with SEC rules, perquisites constituting less than the lesser of $50,000 or 10% of total salary and bonus are not reported. Amounts reported comprise, as to Mr. Tworecke, $36,566 for relocation expenses and $19,906 for the reimbursement of related taxes and, as to Mr. Spagna, $34,849 for relocation expenses and $17,790 for the reimbursement of related taxes.

(3) The aggregate restricted stock holdings of Mr. Kaufman as of January 28, 1995, were 14,000 shares of Common Stock, having an aggregate fair market value as of January 28, 1995 of $21,000, based upon the 1995 fiscal year-end closing price of the Company stock of $1.50 per share, net of the purchase price paid by the officer. See "--Severance Arrangements" with respect to restricted stock held by Messrs. Sullivan and Rodriguez which is no longer subject to restrictions.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(4) For fiscal 1995 comprises employer matching contributions under the Thrift and Savings Plan and the Executive Deferred Compensation Plan and premiums paid on life insurance policies held under Supplemental Retirement Agreements for the Named Executive Officers who received such compensation, in the following amounts, respectively: Weinglass--$0, $0, $0; Sullivan--$5,544, $2,355, $34,434; Kaufman--$5,544, $0, $16,711; and
    Rodriguez-- $5,168, $1,264, $15,312. Does not include payments to be made to Messrs. Sullivan and Rodriguez in connection with their resignations in fiscal 1995. See "--Severance Arrangements" below.

(5) Mr. Weinglass became Chief Executive Officer in January 1994, resigned as Chief Executive Officer in November 1994 and resigned as Chairman of the Board in January 1995.

(6) Messrs. Shull and Kenney became officers of the Company in November 1994, in connection with the Company's retention of Meridian. Mr. Shull succeeded Mr. Weinglass as Chief Executive Officer in November 1994 and as Chairman in January 1995. Messrs. Shull and Kenney resigned as officers from the Company in July 1995. Messrs. Shull and Kenney received compensation for their services only pursuant to a Management Agreement between the Company and Meridian. See "Certain Relationships and Related Transactions."

(7) Messrs. Rodriguez and Sullivan resigned as officers from the Company in December 1994 and November 1994, respectively.

(8) Messrs. Austin, Spagna and Tworecke joined the Company in February 1994, June 1994 and August 1994, respectively.

EMPLOYMENT ARRANGEMENTS

    Effective July 10, 1995, the Company entered into an employment agreement with Richard Crystal to serve as President and Chief Executive Officer of the Company for a term of three years, subject to earlier termination for Cause (as defined in such agreement). The agreement restricts Mr. Crystal's ability to compete with the Company following his departure from the Company for a time which varies depending on the reason for his departure. The agreement provides for an annual salary of $650,000 the first and second years of the agreement, and $700,000 the third year. The agreement provides for an incentive cash payment of $250,000 payable upon the expiration of his first year of employment, if he is still then employed by the Company. In each of fiscal years 1997, 1998 and 1999, Mr. Crystal is eligible to receive a bonus of 25% to 100% of his then current salary (pro-rated to apply for six months and five months, respectively, in the cases of fiscal years 1997 and 1999), depending upon the Company's achievement of certain financial performance thresholds established by the Board and utilized by comparable companies in the specialty retail industry. Mr. Crystal received a $350,000 signing bonus and will receive a bonus of $200,000 upon his permanent relocation to the Baltimore area. The Company's payment obligations under the agreement are secured by a letter of credit.

    Pursuant to the agreement Mr. Crystal has been granted an option to purchase up to 2% of the common stock of the Company issued and outstanding upon the reorganization of the Company following its emergence from Chapter 11, at a price per share equal to 50% of the average of the trading price per share of New Common Stock over the 10-day period commencing on the 20th day on which New Common Stock is first traded publicly. The option would vest in full on the later of June 28, 1996 or the effective date of a plan of reorganization. On each of July 10, 1996 and 1997, Mr. Crystal will receive an additional option to purchase up to 1% of the New Common Stock (assuming exercise of all then outstanding options, warrants and other convertible securities, other than options and warrants issued with respect to New Common Stock in connection with a plan of reorganization) at a price equal to the average of the trading price of the New Common Stock over the 20 days immediately preceding the date of such grants or, if the effective date of the plan of reorganization has not then occurred, the 10-day period commencing on the 20th day on which the New Common Stock is first traded. These additional options will each vest in three equal annual increments on the first, second and third anniversaries, respectively, of the date of grant. All options shall vest immediately upon his death or in the event of termination by the Company without Cause or by him for Good Reason (as defined in the agreement). If his employment is terminated for Cause or he terminates other than for Good Reason, all unvested options shall immediately terminate. These options shall expire upon the tenth anniversary of the date of grant and are subject to antidilution protection except with respect to the issuance of warrants, options or other similar rights with respect to common stock issued in connection with a plan of reorganization.

    If the Company terminates Mr. Crystal's employment without Cause and other than for death and disability or if Mr. Crystal terminates his employment for Good Reason, which includes the Company's conversion to a Chapter 7 bankruptcy, an assumption of control of the Company by a competitor to which Mr. Crystal is not agreeable, or the Company's failure to cause Mr. Crystal to be elected Chairman of the Board within one year following the Company's emergence from Chapter 11, and such termination occurs prior to the effective date of a plan of reorganization, he is entitled under his agreement to receive $2,250,000, which amount shall be reduced by $54,167 monthly, if terminated during this first year of employment; $975,000, if terminated during the second year of employment; or $1,050,000, if terminated during the third year. If such termination occurs on or after the effective date of a plan of reorganization, Mr. Crystal is entitled to $975,000 if terminated during his first or second year of employment, or $1,050,000 if terminated during his third year of employment. In addition, Mr. Crystal would receive any then accrued but unpaid compensation. If such termination occurs prior to the effective date of a plan of reorganization and following an assumption of control by a competitor which prevents, or will prevent, the issuance of New Common Stock of the Company to Mr. Crystal upon the exercise of his options, then the Company shall pay an option cancellation fee to Mr. Crystal, such fee to be calculated by multiplying the value of the stockholders' equity in the Company (as determined by the Bankruptcy Court) by a percentage ranging from 2% if the termination occurs in the first year of the employment agreement to 4% if during the third year, and then reducing that amount by the price Mr. Crystal would have had to pay to exercise options to purchase the shares. If the Company fails to renew Mr. Crystal's agreement upon expiration of its term, the Company shall pay him $700,000 plus any then accrued but unpaid compensation.

    The agreement provides for such additional benefits as are customary for executives of the Company, for the payment of relocation costs and certain legal expenses, for the maintenance for Mr. Crystal's benefit of a term life insurance policy and disability insurance, and for an automobile allowance.

    Mr. Tworecke has an employment agreement with the Company for a term expiring on December 31, 1996, subject to earlier termination for Cause (as defined in such agreement). The agreement contains an agreement not to compete against the Company. Pursuant to the agreement, Mr. Tworecke is entitled to a minimum salary of $325,000 and to a bonus of up to 40% of salary (based on achievement of Company earnings and return on investment targets established by the Board), with a minimum bonus for fiscal 1995 of $40,000. The agreement provides for a grant of options to purchase 200,000 shares of common stock at an exercise price of $2.00 per share (the fair market value on the date of grant) pursuant to the 1989 Long Term Incentive Plan and for such additional benefits as are customary for executives of the Company, and for the payment of certain relocation expenses.

    If the Company terminates Mr. Tworecke's employment without Cause and other than for death and disability or if, following certain changes of control of the Company Mr. Tworecke is assigned substantially modified duties and he terminates his employment, he is entitled under his agreement to receive one year's salary and benefits, a pro rata share of any accrued bonus and the vested portion of his retirement benefit (See "--Retirement Plan"), offset by any earnings and benefits from new employment.

    Mr. Spagna's employment agreement is on substantially the same terms as Mr. Tworecke's agreement, except that the agreement provides for a minimum annual salary for Mr. Spagna of $275,000 and for a minimum bonus for fiscal 1995 of $55,000. If the Company terminates Mr. Spagna's employment without Cause and other than for disability, he is entitled under his agreement to receive one year's salary and benefits, a pro rata share of any accrued bonus and the vested portion of his retirement benefit (See "--Retirement Plan"), offset by any earnings and benefits from new employment.

    In November 1994, the Company retained the services of Meridian Ventures, Inc. ("Meridian") to assist in the turnaround and management of the Company. In accordance with the terms of the agreement, Thomas C. Shull and James P. Kenney, both principals of Meridian, served as full-time officers of the Company. Messrs. Shull and Kenney, and any other Meridian personnel deemed appropriate by Meridian, were responsible for providing the management services required of Meridian under the agreement in a manner consistent with the policies adopted by the Board of Directors of the Company and consistent with Chapter 11 of the United States Bankruptcy Code. Under the agreement, the Company provided director and officer liability insurance coverage for Messrs. Shull and Kenney and had agreed under certain circumstances to indemnify and hold harmless Meridian and Messrs. Shull and Kenney for claims arising in connection with the agreement and the services provided thereunder. For such service, the Company agreed to pay Meridian a monthly management fee of $95,000 and to provide reimbursement for reasonable out-of-pocket business expenses.

    The Company's agreement with Meridian expired pursuant to its terms on June 30, 1995. Following the expiration of the agreement, the Company entered into a new agreement with Meridian on substantially similar terms. Pursuant to the terms of the new agreement, the Company also agreed to pay Meridian a bonus of $75,000 upon the consummation of the replacement debtor-in-possession financing facility and a bonus of $50,000 upon the confirmation of a plan of reorganization. This agreement expired on July 31, 1995.

    Each of these agreements has been approved by the Bankruptcy Court.

SEVERANCE ARRANGEMENTS

    In December 1994, Mr. Rodriguez, former officer, resigned from the Company after 23 years with the Company. In January 1995, Mr. Sullivan, former officer, resigned after 23 years of service. The Board of Directors approved, and the Bankruptcy Court approved, severance arrangements with Messrs. Rodriguez and Sullivan. Pursuant to these arrangements, the Company agreed to pay Messrs. Sullivan and Rodriguez up to $440,967 and $298,792, respectively, representing, in the case of Mr. Sullivan, one year's salary, and in the case of Mr. Rodriguez, eighteen months' salary. These payments may be reduced by the Company by an amount equal to any earnings received from new employment during the period commencing six months from the date of termination. The Company also has agreed to accelerate the vesting of 36,000 shares of restricted stock and options to purchase 165,000 shares as to Mr. Sullivan and of 15,000 shares of restricted stock and options to purchase 69,392 shares as to Mr. Rodriguez. All of such stock and options had previously been issued. In addition, Messrs.

Sullivan and Rodriguez were paid for unused vacation time and were given automobiles used by them when they were employed by the Company.

    The Company also has a severance arrangement with Mr. Kaufman, approved by the Bankruptcy Court. Under the terms of this agreement, in the event that Mr. Kaufman is terminated by the Company other than for Cause (as defined in his agreement) the Company has agreed to pay Mr. Kaufman one year's salary plus salary equal to one week for each year of service with the Company. These payments may be reduced by the Company by an amount equal to any earnings received from new employment during the period commencing six months from the date of termination.

    Mr. Austin is a participant in the Company's severance plan for certain employees. In accordance with the terms of such plan, upon termination other than for Cause (as defined in this plan), Mr. Austin would receive cash equal to 10 months' salary and additional cash equal to one week's salary for each year of service as of the date of termination. Amounts in excess of the equivalent of six months' salary would be subject to reduction by the Company in an amount equal to any earnings received by the officer within a stated period following termination.

OPTION GRANTS

    The following table shows, as to each Named Executive Officer, options to purchase Common Stock granted by the Company under the 1989 Long Term Incentive Plan in fiscal 1995.

                          OPTION GRANTS IN FISCAL 1995

                                                                                                POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED ANNUAL
                                                                                                RATES OF APPRECIATION
                                                         INDIVIDUAL GRANTS                          FOR STOCK PRICE
                                         --------------------------------------------------    APPRECIATION FOR OPTION
                                                     % OF OPTIONS                                       TERM
                                         OPTIONS    GRANTED TO ALL   EXERCISE                  (END-OF-YEAR VALUE)(1)
                                         GRANTED     EMPLOYEES IN      PRICE     EXPIRATION   -------------------------
NAME                                     (SHARES)    FISCAL 1995     PER SHARE      DATE      0%       5%        10%
---------------------------------------  --------   --------------   ---------   ----------   ---   --------   --------
L. Weinglass...........................     0           0     %        $--          --        0     $  0       $  0
T. Shull...............................     0           0              --           --        0        0          0
M. Sullivan............................     0           0              --           --        0        0          0
J. Kenney..............................     0           0              --           --        0        0          0
I. Kaufman.............................     0           0              --           --        0        0          0
K. Rodriguez...........................     0           0              --           --        0        0          0
F. Tworecke............................   200,000         9.10          2.00        8/1/04    0      251,558    637,497
L. Spagna..............................   200,000         9.10          2.00        6/1/04    0      251,558    637,497
J. Austin..............................     5,000         0.23          3.50       2/15/04    0       11,006     27,890

------------
(1) Represents arbitrarily assumed rates of appreciation of the Common Stock price, mandated by the SEC's rules, compounded annually over the term of the option and are not intended to forecast possible future appreciation, if any, of the Company's Common Stock. The Company did not use an alternative valuation for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value of such options based on future unknown or volatile factors. The market value of the Common Stock on the date of grant was $2.00; the value of the Common Stock at the end of the options' term, based on a 5% compounded growth rate, would be $3.26 per share and based on a 10% compounded growth rate would be $5.19 per share. No gain to the optionees is possible without an increase in stock price which will benefit all shareholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee.

OPTION EXERCISES

    The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock option exercises during fiscal 1995 and fiscal year-end values.

                   AGGREGATE OPTION EXERCISES IN FISCAL 1995
                     AND FISCAL 1995 YEAR-END OPTION VALUES

                                                              NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                   OPTIONS AT            IN-THE-MONEY OPTIONS AT
                             SHARES ACQUIRED     VALUE        1995 FISCAL YEAR END         1995 FISCAL YEAR(1)
NAME                           ON EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
--------------------------   ---------------    --------    -------------------------    ------------------------
L. Weinglass..............          0               0                        0/0                    0/0
T. Shull..................          0               0                        0/0                    0/0
M. Sullivan...............          0               0                  481,893/0                    0/0
J. Kenney.................          0               0                        0/0                    0/0
I. Kaufman................          0               0             149,814/85,750                    0/0
K. Rodriguez..............          0               0                  169,393/0                    0/0
F. Tworecke...............          0               0                  0/200,000                    0/0
L. Spagna.................          0               0                  0/200,000                    0/0
J. Austin.................          0               0                     0/5000                    0/0

------------
(1) Based upon an assumed fair market value of $1.50 per share, which was the closing price on January 28, 1995.

RETIREMENT PLAN

    The Company has supplemental retirement agreements with Messrs. Sullivan, Kaufman, Rodriguez, Tworecke, Spagna and Austin. The agreements provide for lifetime annual benefits payable upon retirement at age 65, adjusted annually for inflation up to 5% per year, or upon retirement at age 60, without such adjustment. If an officer dies, his designated beneficiary will receive up to 15 annual payments. If he is disabled, annual benefits will be paid commencing at age 65. If his employment ends prior to retirement, he will receive the full annual benefit commencing at age 65 if he has been employed for seven years and a pro rata benefit if for fewer than seven years. The Company has obtained insurance on each officer to fund benefits payable under the agreements. The annual benefits payable to each Named Executive Officer upon retirement at age 65, based upon amounts payable as of August 23, 1995, are: Sullivan and Kaufman, $150,000 each; Rodriguez, $100,000; Tworecke, Spagna and Austin, $0 each.

STOCK PERFORMANCE GRAPH

    The following stock performance graph compares the five-year cumulative total return, as of January 31 of each year, on shares of the Company's Common Stock to the cumulative total return for the same period of the Standard & Poor's 500 Index and of an index of peer group companies containing the companies which the Company believes are its most direct competitors in the specialty apparel business. The graph assumes that the value of the investment in the Company and each index at January 31, 1990 was $100 and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
       (ASSUMES INITIAL INVESTMENT OF $100 AND REINVESTMENT OF DIVIDENDS)

                            [STOCK PERFORMANCE GRAPH]

                         1990     1991      1992      1993      1994      1995
                         ----    ------    ------    ------    ------    ------
Merry-Go-Round           100     201.93    174.51    237.39     47.38     22.74
Peer Group(1)            100     120.80    182.00    166.39    137.79    116.48
S&P 500                  100     108.38    132.99    147.06    166.00    166.88

------------

(1) Peer Group comprises Charming Shoppes, Inc., DEB Shops, Inc., Edison Brothers Stores, Inc., Gantos, Inc., The GAP, Inc., Jay Jacobs, Inc., The Limited, Inc., Melville Corporation, Petrie Stores Corporation, United States Shoe Corporation and The West Seal, Inc.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of August 15, 1995, based on information known to the Company or, in the case of certain persons, on Schedules 13D or 13G filed to date, with respect to beneficial ownership of shares of the Company's Common Stock by each person known to the Company to own 5% or more of its Common Stock (determined in accordance with the applicable rules of the SEC) including outstanding options exercisable within 60 days, by each director, nominee director, Named Executive Officer, and by all directors and current executive officers as a group.

                                                                                          PERCENT
    NAME                                                     NUMBER OF SHARES           OUTSTANDING
----------------------------------------------------------   ----------------           -----------
FMR Corp.                                                        7,201,602(l)              13.35%
  82 Devonshire Street
  Boston, Massachusetts
Beth H. Goldsmith                                                5,006,277(2)               9.29
  c/o Alan E. Berkowitz & Associates
  802 Mercantile Bank & Trust Building
  Baltimore, Maryland 21201
Alan E. Berkowitz                                                4,937,356(2)(3)            9.15
  Alan E. Berkowitz & Associates
  802 Mercantile Bank & Trust Building
  Baltimore, Maryland 21201
Neil Ambach                                                      4,536,588(2)               8.41
  c/o Alan E. Berkowitz &: Associates
  802 Mercantile Bank & Trust Building
  Baltimore, Maryland 21201
Leonard Weinglass                                                2,853,019(4)               5.29
  P.O. Box 1509
  Aspen, Colorado 81612
T. Rowe Price Associates, Inc.                                   2,757,200(5)               5.11
  100 East Pratt Street
  Baltimore, Maryland 21202
Michael D. Sullivan                                                607,841(6)               1.12
Isaac Kaufman                                                      179,644(7)                *
Ken Rodriguez                                                      175,062(8)                *
Joseph Nusim                                                             0                   *
Stephen Wertheimer                                                  50,000                   *
Charles Yamarone                                                         0                   *
Frank Tworecke                                                      40,000(9)                *
Louis Spagna                                                        40,000(9)                *
Raymond F. Altman                                                  410,213(10)               *
Thomas Shull                                                             0                   *
James Kenney                                                             0                   *
Jeffrey Austin                                                       1,000(11)               *
All current directors and executive officers as a group          5,266,463(12)              9.77%
  (11 persons)

------------

* Less than 1%.

                                                   (Footnotes on following page)

  (Footnotes for preceding page)

 (1) FMR Corp. beneficially owns, through Fidelity Management Research Company ("Fidelity"), a wholly owned subsidiary, as investment advisor to certain funds generally offered to limited groups of investors ("Fidelity Funds"), 3,067,921 shares, or approximately 5.49% of the outstanding shares of the Company, and through Fidelity Management Trust Co., ("FMTC"), the managing agent for various private investment accounts, primarily employee benefit plans and certain other funds which are generally offered to limited groups of investors (the "Accounts"), 4,133,681 shares, or approximately 7.39% of the outstanding shares of the Company. The number of shares held by the Fidelity Funds includes 792,321 shares of Common Stock resulting from the assumed conversion of $11,884,934 principal amount of a Convertible Fixed Rate Note due May 16, 1997 ("Convertible Note") (66.666 shares of Common Stock for each $1,000 principal amount of the note). The number of shares held by the Accounts includes 1,188,481 shares of Common Stock resulting from the assumed conversion of $17,827,400 principal amount of the Convertible Note.

     The Fidelity Funds and the Accounts have the option to convert the Convertible Note until May 31, 1995, although the Fidelity Funds and the Accounts have informed the Company that they do not intend to exercise the conversion option. Without converting the Convertible Note the Fidelity Funds and Accounts own 9.33% of the outstanding shares of the Company.

     FMR, through its control of Fidelity, investment advisor to the Fidelity Funds, and the Funds each has sole power to dispose of the shares. FMR does not have the sole power to vote or direct the voting of the 3,067,921 Shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Board of Trustees. FMR, through its control of FMTC, investment manager to the Accounts, and the Accounts each has sole dispositive power over 4,133,681 shares and sole power to vote or to direct the voting of 4,133,681 shares.

 (2) Schedule 13D states that Beth H. Goldsmith, Alan E. Berkowitz and Neil Ambach are trustees with shared voting and dispositive power with respect to four testamentary trusts which each holds 946,500 shares of Company Common Stock. Mrs. Goldsmith is the beneficiary of one of these trusts and her deceased husband's three children are beneficiaries of the remaining three trusts. She may disclaim beneficial ownership of shares held by such three trusts. Mrs. Goldsmith is a trustee of The Goldsmith Foundation, Inc., which holds 75,939 shares of Company Common Stock, with respect to which she has shared voting and dispositive power and of which she may disclaim beneficial ownership. Mrs. Goldsmith and Mr. Berkowitz are trustees and officers of the Goldsmith Family Foundation, Inc. and Mrs. Goldsmith, Mr. Berkowitz and Mr. Ambach are trustees of the Goldsmith Life Insurance Trust which hold 393,750 and 750,000 shares, respectively, of Company Common Stock, with respect to which they have shared voting and dispositive power and of which they each may disclaim beneficial ownership. Mrs. Goldsmith and Messrs. Berkowitz and Ambach also are the personal representatives of the Estate of Harold Goldsmith, which holds 588 shares, with respect to which they have shared voting and investment power and as to which each of such persons may disclaim beneficial ownership.

     The shares held by the testamentary trusts, The Goldsmith Family Foundation, Inc., The Goldsmith Life Insurance Trust and the Estate are included in the numbers of shares owned beneficially by Mr. Berkowitz and Mrs. Goldsmith shown in the table above. Also included in Mrs. Goldsmith's number are the shares held by The Goldsmith Foundation, Inc. The shares held by the testamentary trusts and the Estate are also included in the number of shares owned beneficially by Mr. Ambach.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (3) Includes 6,000 shares which may be acquired upon exercise of options exercisable within 60 days and 18 shares owned by Mr. Berkowitz's daughter. Mr. Berkowitz may disclaim beneficial ownership of these shares.

 (4) Includes 72,294 shares held of record by The Weinglass Foundation, Inc., of which Mr. Weinglass is president and a trustee. Mr. Weinglass may disclaim beneficial ownership of these shares. The shares owned by Mr. Weinglass individually are owned with sole voting and investment powers.

 (5) These shares are held by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the shares. Price Associates expressly disclaims beneficial ownership of such shares.

 (6) Includes 481,893 shares which may be acquired upon exercise of options within 60 days.

 (7) Includes 165,644 shares which may be acquired upon exercise of options within 60 days and 14,000 restricted shares subject to forfeiture as to which Mr. Kaufman has sole voting and no investment power.

 (8) Includes 169,393 shares which may be acquired upon exercise of options within 60 days.

 (9) Includes 40,000 shares which may be acquired upon exercise of options within 60 days.

(10) Includes 6,000 shares which may be acquired upon exercise of options within 60 days and 5,287 shares owned by Mr. Altman's minor children. Mr. Altman may disclaim beneficial ownership of these shares. Mr. Altman is a trustee of the Goldsmith Family Foundation, Inc. which holds 393,750 shares of Company Common Stock with respect to which he shares voting and dispositive power and of which he may disclaim beneficial ownership.

(11) Includes 1,000 shares which may be acquired upon exercise of options within 60 days.

(12) Includes 244,894 shares which may be acquired upon exercise of options within 60 days and 14,000 restricted shares subject to forfeiture as to which the officers have sole voting and no investment power.

    The shares owned beneficially by directors, nominees and executive officers were owned with sole voting and investment powers except as indicated above.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    In fiscal 1995, Messrs. Shull, Kenney, Tworecke, Spagna, Austin and Reiners did not file Forms 3 in connection with their respective appointments as executive officers of the Company. On such forms or on a subsequent Form 5, Messrs. Tworecke, Spagna and Austin would have reported one grant of options each.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In July 1995, Mr. Wertheimer, the Chairman of the Board of the Company, and the Company agreed that Mr. Wertheimer provide assistance to the Chief Executive Officer by overseeing the bankruptcy administrative process and certain other Company matters in order to enable the Chief Executive Officer to focus on operations. In exchange for such services, the Company will pay Mr. Wertheimer $250,000 annually.

    The Company leases three cooperative apartments in a building in New York City from a partnership of which Mr. Weinglass is a 50% partner and which the Estate of Harold Goldsmith, of which Mr. Berkowitz is a personal representative, is a 50% partner, for use during approximately 40 weeks of each year by the Company's merchandise managers and buyers when they travel to New York City's garment district. The apartments are not used as residences by any corporate personnel. In fiscal 1995, the Company paid aggregate rent of $103,200 with respect to these apartments. The monthly rentals paid by the Company for the three apartments currently total $8,600. The Company pays for all utilities and repairs not paid by the cooperative association.

    The Company leases storage space, totaling approximately 136,000 square feet, in Towson, Maryland from The Arcade Partnership. Mr. Weinglass and the Estate of Harold Goldsmith are each a 50% partner in the partnership. The aggregate payments by the Company under the leases were approximately $166,000 in fiscal 1995.

                              INDEPENDENT AUDITORS

    The Board of Directors has selected and recommends the ratification of the appointment of KPMG Peat Marwick as the Company's independent auditors for the fiscal year ending January 27, 1996.

    Representatives of KPMG Peat Marwick are expected to be present at the meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

                               VOTING INFORMATION

    A quorum for the meeting requires the presence in person or by proxy of holders of a majority of the outstanding shares of common stock. Votes cast by proxy or in person at the meeting will be tabulated by the Company in accordance with Maryland law. Abstentions, "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and votes withheld will be treated as present for purposes of determining the presence of a quorum but will be disregarded in calculating the votes cast as to any matter.

    The Company's ByLaws provide that no business, including a nomination for election of a director, may be brought before a meeting of shareholders by any shareholder unless the shareholder has given written notice of the business to the Company's Secretary not less than 15 days nor more than 30 days prior to the meeting (or, with respect to a proposal required to be included in the Company's proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, or its successor provision, the earlier date such proposal was received). If less than 30 days' public notice of the meeting has been given, the shareholder notice must be received within 10 days following notice or publication of the date of the meeting. The notice must include certain information concerning the shareholder, the business the shareholder proposes to bring before the meeting and, in the case of a nomination for director, the nominee. To be considered at the meeting matters must be raised upon a motion duly made by a natural person present at the meeting who either is a shareholder of the Company or is acting on behalf of a shareholder of the Company, and seconded. A copy of the ByLaws may be obtained from the Secretary of the Company at the address set forth in the accompanying notice.

                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

    Stockholder proposals to be included in the Company's proxy material for the 1996 Annual Meeting of Stockholders must be received at the Company's principal executive offices not later than May 23, 1996.

                                 OTHER BUSINESS

    As of the date of this Proxy Statement, the Company does not intend to bring any other matters before the meeting requiring action of the stockholders, nor does it have any information that other matters will be brought before the meeting. However, if any other matters requiring the vote of the stockholders properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment in the interest of the Company.

                                          ISAAC KAUFMAN
                                          Secretary

September 20, 1995

                        MERRY-GO-ROUND ENTERPRISES, INC.
                                3300 Fashion Way
                             Joppa, Maryland  21085

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby appoints Richard Crystal and Isaac Kaufman and each or either of them, as proxies of the undersigned with several powers of substitution, to act and vote all shares of the Common Stock of Merry-Go-Round Enterprises, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on October 11, 1995 and at any adjournments thereof. The undersigned acknowledges receipt of notice of the meeting and the Proxy Statement.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BELOW OR, IF A DIRECTION IS NOT INDICATED, WILL BE VOTED FOR PROPOSALS 1 AND 2. THE BOARD RECOMMENDS A VOTE "FOR" EACH PROPOSAL.

1.  ELECTION OF DIRECTORS:

    FOR all nominees        WITHHOLD AUTHORITY
    listed to the right   to vote for all nominees
    (except as marked      listed to the right
    to the contrary)
           [ ]                    [ ]

NOMINEES:       Richard P. Crystal, Stephen Wertheimer, Raymond F. Altman,
                Alan E. Berkowitz, Isaac Kaufman, Joseph Nusim and Charles A.
                Yamarone.

INSTRUCTIONS:   To  withhold authority to  vote  for  any  individual
                nominee, print that nominee's name in the space provided below.

_______________________________________________________________________________


2.  RATIFICATION OF KPMG PEAT MARWICK AS
    INDEPENDENT AUDITORS FOR THE COMPANY:

    FOR    AGAINST      ABSTAIN

    [ ]      [ ]          [ ]


3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Dated:_________________________, 1995


____________________________________(SEAL)


____________________________________(SEAL)

Please sign exactly as name appears at
left. When shares are held by joint
tenants, both should sign. When signing
as attorney, executor, administrator,
trustee, or guardian, please give full
title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


            PLEASE MARK, SIGN, DATE AND MAIL IN THE ENCLOSED ENVELOPE
                NO POSTAGE NEEDED IF MAILED IN THE UNITED STATES